Exhibit 10.11

GLOBAL TRANSACTION AGREEMENT

This Global Transaction Agreement (this “Agreement”), dated as of July 22, 2013, is entered into by and between Frank’s International N.V., a limited liability company organized and existing under the laws of The Netherlands (“FINV”), and Mosing Holdings, Inc., a Delaware corporation (“MHI”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein shall have the meaning assigned to such terms in Article I.

RECITALS:

WHEREAS, MHI owns all of the outstanding shares of capital stock of each of Frank’s International, Inc., a Texas corporation (“FII”), Frank’s Casing Crew & Rental Tools, Inc., a Louisiana corporation (“Frank’s Casing”), and Frank’s Tong Service, Inc., an Oklahoma corporation (together with FII and Frank’s Casing, the “U.S. Operating Companies”); and

WHEREAS, the Parties desire to effect a public offering of interests in the combined businesses of FINV and its subsidiaries and the U.S. Operating Companies and their respective subsidiaries by means of an initial public offering of shares of common stock of FINV (the “Offering”), as more fully described in the Registration Statement; and

WHEREAS, in connection with the Offering, the Parties acknowledge that certain restructuring transactions have been or will be undertaken, as more fully described in the Registration Statement (the “Restructuring”); and

WHEREAS, in connection with the Offering and the Restructuring, the Parties desire to, among other things, establish the economic terms of the Restructuring and to enter into certain other agreements.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Commission” means the United States Securities and Exchange Commission.

“FWW” means FWW B.V., a private limited liability company organized and existing under the laws of The Netherlands.

“Ginsoma” means Ginsoma Family C.V., a limited partnership established under the laws of The Netherlands.

“Notes” means the unsecured promissory notes issued by FINV payable to F.W.W. B.V., which had a principal balance of $415 million as of June 30, 2013.

“Registration Statement” means the Registration Statement on Form S-1 initially filed with the Commission on May 10, 2013 (Registration No. 333-188536), as amended to date.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND AGREEMENTS

2.01 Offering.

The Parties hereby agree that, subject to obtaining necessary corporate or other relevant approvals, general market conditions and other customary conditions, FINV shall proceed with the Offering in the manner set forth in the Registration Statement; provided that the size of the Offering and the ultimate terms thereof shall be determined by FINV; provided, further that the proceeds therefrom will be used to retire the Notes in full.

2.02 Restructuring.

FINV and MHI and each of their subsidiaries, as applicable, shall effectuate the Restructuring substantially as described in the Registration Statement, with such changes as shall mutually be agreed to in writing by each of MHI and FINV. Specifically (and without limiting the foregoing), among other things:

(a) FINV shall cause its wholly owned subsidiaries, Frank’s International LP B.V., a private limited liability company organized and existing under the laws of The Netherlands (“FILP”), and Frank’s International Management B.V. (“FIM”), a private limited liability company organized and existing under the laws of The Netherlands, to form Frank’s International C.V., a new limited partnership to be established under the laws of The Netherlands (“FICV”);

(b) FILP shall be admitted as a limited partner of FICV;

(c) FIM shall be admitted as the sole general partner of FICV;

(d) FINV shall contribute (through FILP) all of its subsidiaries, other than FILP and FIM, to FICV;

(e) prior to the closing of the Offering, MHI shall cause the U.S. Operating Companies to distribute to MHI certain assets not intended to be contributed as part of the Restructuring, which shall primarily consist of aircraft, real estate and life insurance policies;

(f) in connection with the closing of the Offering, MHI shall contribute all of the outstanding equity interests in each of the U.S. Operating Companies to FICV in exchange for (x) a 30.8% limited partnership interest in FICV (with FINV indirectly retaining the remaining 69.2% limited partnership interest in FICV) (subject to any further dilution of MHI’s partnership interest in FICV as contemplated by Section 2.03(i) below) and (y) a number of shares of Series A preferred stock of FINV that represents 30.8% of the total number of outstanding shares of FINV common stock and Series A preferred stock after such issuance (but prior to the issuance of additional shares of common stock to the public in the Offering);

(g) the partners of FICV will enter into an amended and restated limited partnership agreement, substantially as described in the Registration Statement, with such changes as shall be mutually agreed in writing by each of MHI and FINV; and

(h) FINV will use the proceeds from the sale of its common stock in the Offering to (i) retire the Notes and (ii) make a capital contribution to FICV (though FILP) in exchange for which FILP will acquire additional limited partnership interests, such that FINV’s indirect percentage interest in FICV will equal the percentage of FINV’s outstanding shares of common stock and Series A preferred stock represented by shares of common stock.

2.03 Amended and Restated Articles of Association of FINV.

In connection with the closing of the Offering, FINV shall amend and restate its articles of association substantially as described in the Registration Statement, with such changes as shall mutually be agreed to in writing by each of MHI and FINV.

2.04 Tax Receivable Agreement.

In connection with the closing of the Offering, FINV, FICV and MHI shall enter into a tax receivable agreement substantially as described in the Registration Statement, with such changes as shall mutually be agreed to in writing by each of FINV, FICV and MHI.

2.05 Registration Rights Agreement.

In connection with the closing of the Offering, FINV, FWW and MHI shall enter into a registration rights agreement substantially as described in the Registration Statement, with such changes as shall mutually be agreed to in writing by each of FINV, FWW and FHI.

2.06 Voting Agreement.

In connection with the Offering, Ginsoma, FWW, MHI and certain members of the Mosing Family shall enter into a voting agreement substantially as described in the Registration Statement, with such changes as shall mutually be agreed to in writing by Ginsoma, FWW, MHI and the members of the Mosing Family party thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Due Organization.

Each Party represents and warrants that it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, as applicable, and has power and authority to enter into this Agreement and to carry out its obligations hereunder.

3.02 Due Authorization.

Each Party represents and warrants that the execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or any of the transactions contemplated hereby.

3.03 Due Execution.

Each Party represents and warrants that this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of each of them, and is enforceable against each of them in accordance with its terms.

ARTICLE IV

CLOSING CONDITIONS

The transactions contemplated by this Agreement shall be subject to (a) the receipt of required regulatory approvals, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) the consummation of the Offering.

ARTICLE V

FURTHER ASSURANCES

From and after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.01 Costs.

FINV shall cause FICV to pay all expenses, fees and costs, including sales, use and similar taxes, arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, FICV shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the delivery of any document pursuant to this Agreement.

6.02 Headings; References; Interpretation.

All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

6.03 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

6.04 No Third Party Rights.

The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

6.05 Counterparts.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

6.06 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state, without giving effect to conflict of laws principles thereof.

6.07 Severability.

If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

6.08 Amendment or Modification.

The Agreement may be amended or modified from time to time only by the written agreement of all of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

6.09 Termination.

This Agreement shall automatically terminate if the Offering is not consummated by January 1, 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

FRANK’S INTERNATIONAL N.V.

By:	/s/ Donald Keith Mosing
Name: Donald Keith Mosing
Title: Managing Director

MOSING HOLDINGS, INC.

By:	/s/ Donald Keith Mosing
Name: Donald Keith Mosing
Title: President

[Signature Page to Global Transaction Agreement]